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                                                                Exhibit 2.8


                                              February 6, 1997


Robert L. Thomas
Norma J. Thomas
Randall D. Snyder
Niki L. Snyder
and Perry Electronics, Inc.
4219 West Lebanon Road, South
Dalton, Ohio 44618

Ladies and Gentlemen:

        Re:  Closing Letter Agreement
             -----------------------

        Reference is made to a certain Stock Purchase Agreement among each of you and Rent-Way, Inc., dated January 24, 1997 (the "Purchase Agreement"). This letter is intended to set forth certain agreements and understandings with respect to the Closing of the transactions provided for in, and certain amendments of, the Purchase Agreement, as follows:

1. Each specially capitalized term not otherwise defined in this letter agreement shall have the meaning set forth in the Purchase Agreement. All references to Randall L. Snyder in the Purchase Agreement shall refer to and mean Randall D. Snyder.

2.    Section 1.1 of the Agreement is hereby amended as follows:

      (i) A new subsection 1.1(ai) is added which shall read in its entirety as follows:

            "January 31 Cash" shall mean all cash of the Corporation whether held in a bank account, or money market account or other depository account, or in currency or otherwise, as of the Effective Time (11:59 p.m. on January 31, 1997)."

      (ii) Section 1.1(s) is hereby amended to provide that in computing the amount of Liabilities as of the Effective Time, Liabilities which are state and local Taxes shall be offset by any state and local Tax refunds attributable to periods prior to the Effective Time which the Corporation actually receives or has the right to receive.

      (iii) Section 1.1(x) is hereby amended to read in its entirety as follows:

            "(x) "Purchase Price" shall mean $23,000,000 payable in cash, (i) plus an amount equal to the January 31 Cash, (ii) less Liabilities and (iii) less the difference, if positive, between (A) $6,000,000 and (B) the Net Book Value of Rental Merchandise as of January 31, 1997, subject to adjustment after the Closing in accordance with
            Section 2.2(b)."
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February 6, 1997
Page 2

3. Section 2.2 of the Agreement is hereby amended to read in its entirety as follows:

     "2.2   Purchase Price: Post-Closing Adjustment.

            a. At the Closing (as hereinafter defined), Buyer shall pay to Sellers for the sale, transfer, assignment, conveyance and delivery of the Shares an amount equal to the Purchase Price (less the Deposit) as provided in Section 2.2 and 2.3.

            b. On the Closing Date, Sellers shall deliver to Buyer a certificate, certified by an executive officer of the Corporation (the "Closing Certificate"), setting forth (i) a pro forma estimate of the Liabilities as of January 31, 1997 and the January 31 Cash; and (ii) a pro forma computation of the Net Book Value of Rental Merchandise as of January 31, 1997. The Closing shall proceed, and any preliminary adjustments to the Purchase Price shall be made, based on the Closing Certificate.

                There shall be conducted within seventy-five (75) days following the Closing Date an audit by Buyer's certified public accountants ("Buyer's Accountants") of the Corporation's financial statements for the two (2) years ending December 31, 1995 and December 31, 1996 pursuant to which Buyer's Accountants shall also determine (i) the Liabilities of the Corporation as of January 31, 1997, (ii) the January 31 Cash and (iii) the Net Book Value of Rental Merchandise of the Corporation as of January 31, 1997 (the "Buyer's Audit"). Buyer shall report any increase or any decrease in the amount of the Liabilities and the January 31 Cash, and any change in the Net Book Value of Rental Merchandise to Sellers as soon as Buyer's Audit shall have been completed. As promptly as reasonably possible, but in any event not later than ninety (90) days after the Closing Date, Buyer shall deliver the Buyer's Audit report to Sellers. Sellers shall have fifteen (15) days after receipt of Buyer's audit report
            (A) to object to any increase in the amount of Liabilities or any decrease in the January 31 Cash and (B) to object to any changes in the Net Book Value of Rental Merchandise. If Sellers do not so object, within such 15-day period, to any changes in the Net Book Value of Rental Merchandise, the Purchase Price shall be further reduced by the difference, if positive, between the Net Book Value of Rental Merchandise set forth in the Closing Certificate and the Net Book Value of Rental Merchandise as determined in the Buyer's Audit report; provided, however, that such dollar for dollar reductions in the Purchase Price shall only occur if the Net Book Value of Rental Merchandise set forth in the Closing Certificate is below $6,000,000. Otherwise, such dollar for dollar reduction in the Purchase price shall not occur unless and until, and, in such event, only to the extent that the Net Book Value of Rental Merchandise, as calculated after such audit is below $6,000,000. In addition, if (A) the net amount of Liabilities and January 31 Cash (taken together) as finally determined pursuant to this Section 2.2(b) is in excess of the sum of Liabilities and January 31 Cash set forth on the Closing Certificate, the Purchase Price shall be further reduced by such amount or (B) the net amount of the Liabilities and January 31 Cash (taken together) as finally determined pursuant to this Section 2.2(b) is less than the sum of the Liabilities and January 31 Cash set forth on the Closing Certificate, the Purchase Price shall be increased by an amount equal to the amount by which the net amount of the Liabilities and January 31 Cash (taken together) set forth on the Closing Certificate exceed the sum of the Liabilities and January 31 Cash as finally determined pursuant to this Section 2.2(b) ("Excess Closing Amount").
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February 6, 1997
Page 3


            If Buyer and Sellers are unable to reach agreement as to any final Purchase Price adjustment within 15 days after the end of Sellers' 15-day review period, then Ernst & Young (the "Third-Party Accountants") shall promptly be retained to undertake the determination of any adjustments to the Purchase Price necessary under this Section 2.2(b), which determination shall be made as quickly as possible. Such determination of the Third-Party Accountants shall be final and binding upon Buyer and Sellers, and all expenses of the Third-Party Accountants shall be borne by the party found by the Third-Party Accountants to be in the greatest error with respect to its position of the amount of such adjustment.

            The amount of any final adjustment to the Purchase Price shall be payable by Sellers or Buyer, as the case may be, within five (5) days after the parties have agreed upon the amount of any such adjustment or within five (5) days after any final determination by the Third-Party Accountants. Any adjustment to the Purchase Price pursuant to this Section 2.2(b) payable by Sellers shall be borne by the Sellers in proportion to the percentages set forth on Exhibit A, and shall be payable from the Escrow Funds."

4.  Section 2.3 of the Agreement is hereby amended by adding a new subsection
    (d) which shall read in its entirety as follows:

            "(d) At the Closing, Buyer shall pay (i) to Thomas and NJT a total of $545,000 in payment of a note of the Corporation payable to Thomas and NJT; and (ii) to Snyder $76,000 in payment of a note of the Corporation payable to Snyder. Thomas, NJT and Snyder agree that, upon receipt of the foregoing amounts, the notes payable of the Corporation to them shall be deemed to be paid in full, and have no further claim against the Corporation in respect thereof."

5. Section 3.1 of the Agreement is hereby amended by changing the words "12:01 a.m. on February 1, 1997" to "11:59 p.m. on January 31, 1997".

6.  Schedule 4.11 is amended by adding the following:

            "The Tangible Personal Property constituting vehicles will remain subject to liens in favor of United National Bank & Trust Co."

7. Schedule 4.13 is hereby amended so that it reads in its entirety in the form attached hereto as "Amended Schedule 4.13".

8. Schedule 4.23 is hereby amended so that it reads in its entirety in the form attached hereto as "Amended Schedule 4.23".

9. Schedule 6.6 and Section 6.6 of the Agreement are hereby amended by modifying Schedule 6.6 so that it reads in its entirety in the form attached to this Amendment.

10 Section 6.8 of the Agreement is hereby amended so that it reads in its entirety as follows:

    "6.8 Additional Closing Arrangements. The parties agree that:
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February 6, 1997
Page 4

            (a) All revenues and expenses of the Corporation prior to the Effective Time shall be for the account and benefit of the Sellers; provided, however, that the January 31 Cash shall not be withdrawn or otherwise distributed by the Corporation to the Sellers at any time prior to or after Closing.

            (b) All revenues and expenses of the Corporation on and after the Effective Time shall be for the account and benefit of the Buyer including, but not limited to, the February Revenues; provided, however, that (i) the Sellers shall pay all amounts owing as a result of the termination of a certain Employment Agreement between the Corporation and Edward J. Stanko, dated February 29, 1996; and (ii) Buyer shall cause the Corporation to pay over to Thomas, for the benefit of the Sellers, all monies (A) which are paid to the Corporation by the Corporation's health insurance carrier (or third-party administrator) because the Corporation has exceeded its self-insurance retention amount under the Rental King Employee Health Plan and related insurance policy and which are attributable to services rendered on or prior to January 31, 1997, and (B) any state and local Tax refunds attributable to periods prior to the Effective Time which are received by the Corporation and which shall not have been offset against Tax Liabilities in computing the final amount of Liabilities under Section 2.2 hereof.

            (c) The Buyer shall have the right to, or benefit of, all January 31 Cash. All revenues received by the Corporation's stores on the Closing Date shall be deposited in the New Bank Accounts or existing Bank Accounts as determined by Buyer, and Sellers shall cooperate with Buyer in giving appropriate directions to that effect. Thomas and Snyder shall cooperate with Buyer in closing the Bank Accounts or changing authorized signatures thereon in a reasonably prompt manner.

            (d) The Sellers shall not allow the indebtedness of the Corporation to United National Bank as of the Closing Date to exceed the amount of such indebtedness as of the Effective Time.

            (e) For purposes hereof, "New Bank Accounts" shall mean bank accounts for the stores of the Corporation opened by Buyer in its name prior to, or on or about, the Closing Date."

11. Sections 9.2(a)(iii) through 9.2(a)(vi) are hereby amended to change the words "Closing Date", in each place where such words occur, to "Effective Time".

12. Section 9.2(b)(iii) is hereby amended by changing the words "after the Closing Date" to "after the Effective Time".

13. Subsection 10.3(a) shall be changed to Subsection 10.3(a)(i) and a new Subsection 10.3(a)(ii) is added which shall read in its entirety as follows:

    "Buyer agrees to be solely responsible for determining whether, under applicable tax laws, the purchase of the Shares in accordance with the terms of this Agreement qualifies as a stock purchase for which a Section 338(h)(10) election can be made. Buyer agrees that in the event such purchase of the Shares does not qualify for Section 338(h)(10) treatment and such failure to qualify is not the result of Sellers' failure to act as required in Section 10.3(a)(i), Buyer shall indemnify Sellers for any tax liability which Sellers
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February 6, 1997
Page 5

    might incur as a result of such failure and shall indemnify and hold Sellers harmless from any tax liability Buyer might incur as a result of such failure."

14. Section 10.3(b) of the Agreement is amended as follows:

          (i) The references in Subsections (b)(i) and (b)(ii) to IRS "Form 8954" are changed to IRS "Form 8023-A";

          (ii) The references in Subsection (b)(i) to "Section 338 of the Code" are changed to "Section 338(h)(10) of the Code;" and

          (iii) The references in Subsection (b)(ii) to "Section 1060 of the Code" are changed to "Section 338(h)(10) of the Code."

15. Section 10.3(c)(i) is hereby amended by changing the words "On the Closing Date" which appears in the first sentence thereof to "As of the Effective Time".

    If the foregoing correctly sets forth our agreement, please so confirm by signing a copy of this letter below.


                                                   Very truly yours,


                                                   RENT-WAY, INC.

                                                   By: WILLIAM E. MORGENSTERN
                                                       ----------------------
                                                       William E. Morgenstern,
                                                       President


Agreed and Accepted this
6th day of February, 1997.

ROBERT L. THOMAS
------------------------------
Robert L. Thomas, As Agent for
the Sellers


PERRY ELECTRONICS, INC.


ROBERT L. THOMAS
---------------------------
Robert L. Thomas, President